                                                       EXHIBIT 1.A.(5)(b)(3)(a)



                    ------------------------------------------------------

                    ML LIFE INSURANCE COMPANY OF NEW YORK                                                 NEW YORK,
                                                                                                           NEW YORK



                    ------------------------------------------------------

                           POLICY SPLIT RIDER

------------------------------------------------------------------------------

RIDER BENEFIT              This rider gives you the right to exchange this policy for an individual variable universal life insurance policy on the life of each insured if the federal tax law is changed and results in (a) a reduction in or elimination of the unlimited Federal Estate Tax marital deduction provision or (b) a reduction in the maximum Federal Estate Tax bracket rate to a rate below 25%.  It also gives you the right to exchange this policy for an individual life insurance policy on the life of each insured upon divorce of the insureds.

                           To exercise this option, a policy on the life of each insured must be applied for and issued.

                           If either insured does not qualify for an individual variable universal life insurance policy under our rules then in effect, this option may not be exercised and the rider will terminate.

------------------------------------------------------------------------------

CONDITIONS FOR             The following conditions must be met in order to make the exchange:
EXCHANGE                            (1)     Both insureds must be living on the exchange date and be less than age
                                            85.
                                    (2)     You must request the exchange in writing, complete an application for the new policies, provide satisfactory evidence of insurability as to both insureds and surrender this policy.  The owner of each new policy must have an insurable interest in the insured.  If this policy is assigned, the assignee must consent to the exchange.
                                    (3)     This policy must be in effect on the exchange date.
                                    (4)     If the exchange is a result of divorce, a final divorce decree issued by a court of competent jurisdiction in the United States on the insureds'
                                            marriage must be in effect for at least six months, but not more than one year before an exchange takes effect.  Evidence of such decree must be received by us within one year after the decree but prior to the date of exchange.  The insureds must have been married when the policy was issued.  If the exchange is as a result of either federal tax law change described above, you must request the exchange within six months of the date the change is signed into law.

PSVUL92NY                           SPECIMEN

---------------------------------------------------------------------------------
THE NEW POLICY             The face amount of each new policy will be equal to one-half of the face amount of this policy less any outstanding policy debt on the date of exchange.  One-half of the cash value of this policy less any policy debt will be applied to each of the new policies.

                           The issue date of the new policy will be the date of exchange.  On the issue date we will refund any unearned charges for cost of insurance and rider costs previously deducted from this policy.  Sales loads for the new policy will take into account the sales load paid under this policy.  If two base premiums have not been paid, then the difference between
                           (a) the sales load which would have been paid under this policy had both base premiums been paid and (b) the sales load paid, shall be allocated to the new policies.  The allocation to each new policy shall be in the same proportion as the base premium for each new policy bears to the base premium for this policy.  This amount shall be deducted from additional premiums paid at the sales load rate applicable to the first two base premiums under each new policy.  Thereafter, the sales load shall be paid at the rate applicable to each base premium paid after the second under each new policy.  The cost of insurance will be for each insured's then attained age and for the same risk class that the insured was classified as under this policy.

                           We will not notify you of any tax law changes which may effect this policy.  A policy split may have tax consequences.  You should consult a qualified tax adviser.  This rider is part of the policy to which it is attached.

                           ML LIFE INSURANCE COMPANY OF NEW YORK



                               /s/ BARRY G. SKOLNICK        /s/ ALLEN JONES
                               ---------------------        ---------------
                                    Barry G. Skolnick         Allen Jones
                                    Secretary                 President


PSVUL92NY                            SPECIMEN